Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

First National Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.25 per share	457(c) and (f)(1)	2,679,683(1)	N/A	$39,508,985.78(2)	0.00014760	$5,831.53(3)
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts							$5,831.53
	Total Fees Previously Paid							0.00
	Total Fee Offsets							0.00
			Net Fee Due					$5,831.53

(1)          Represents the maximum number of shares of common stock, par value $1.25 per share (“First National common stock”), of First National Corporation (“First National”) estimated to be issuable upon completion of the merger based upon an estimate of (x) 3,299,289 shares of common stock, $2.00 par value per share (“Touchstone common stock”), of Touchstone Bankshares, Inc. (“Touchstone”) outstanding as of June 20, 2024, or issuable or expected to be cancelled or exchanged in connection with the merger of Touchstone with and into First National, which is the sum of: (a) 3,247,111 shares of Touchstone common stock outstanding, plus (b) 23,030 shares of Touchstone common stock issuable upon vesting of restricted stock granted under the Touchstone 2018 Stock Incentive Plan, plus (c) 29,148 convertible preferred shares outstanding to be converted to common shares at a 1:1 rate, multiplied by (y) the exchange ratio of 0.8122 shares of First National common stock for each share of Touchstone common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rules 457(c) and 457(f) thereunder as follows: (a) the product of (i) the average of the high and low bid prices of Touchstone common stock as reported on the OTC Pink Securities market on June 20, 2024 ($11.98), and (ii) 3,299,289, the estimated maximum number of shares of Touchstone common stock to be exchanged in connection with the merger.

(3)          Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.